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                                                hours per response........14.90
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

                             (AMENDMENT NO. _____)*



                             Align Technology, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.0001 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    016255101
-------------------------------------------------------------------------------
                                 (CUSIP Number)


-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]    Rule 13d-1(b)
          [X]    Rule 13d-1(c)
          [ ]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP NO.  016255101                                                                                      PAGE 2 OF 16 PAGES
  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     NAME OF REPORTING PERSONS
      1                              I.R.S. Identification Nos. of above Persons (Entities Only)

                                     LLURA L. GUND, as trustee for the Dionis Trust, the Gordon Gund - Grant Gund Trust, the
                                     Gordon Gund - G. Zachary Gund Trust, the Anna Barrows Beakey 1998 Trust and the Katharine
                                     Barrows Dadagian 1998 Trust

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      2                                       (See Instructions)                                                     (a)   [ ]
                                                                                                                     (b)   [X]

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     SEC USE ONLY
      3

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CITIZENSHIP OR PLACE OF ORGANIZATION
      4
                                     UNITED STATES OF AMERICA

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
              NUMBER OF                           SOLE VOTING POWER
               SHARES                     5
        BENEFICIALLY OWNED BY                              1,000,000
                EACH
              REPORTING
             PERSON WITH
  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SHARED VOTING POWER
                                          6
                                                           1,237,940

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SOLE DISPOSITIVE POWER
                                          7
                                                           1,000,000

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SHARED DISPOSITIVE POWER
                                          8
                                                           1,237,940

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9
                                              2,237,940

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  (See Instructions)
     10                              [ ]


  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
                                              4.7%


  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     TYPE OF REPORTING PERSON  (See Instructions)
     12
                                              IN
  ---------------------------------- -----------------------------------------------------------------------------------------------


CUSIP NO.  016255101                                                                                      PAGE 3 OF 16 PAGES
  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     NAME OF REPORTING PERSONS
      1                              I.R.S. Identification Nos. of above Persons (Entities Only)

                                     GRANT GUND, individually, and as trustee for the Gordon Gund - Grant Gund Generation Skipping
                                     Trust, the Llura Blair Gund Gift Trust and the Grant Owen Gund Gift Trust

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      2                                       (See Instructions)                                                     (a)   [ ]
                                                                                                                     (b)   [X]

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     SEC USE ONLY
      3

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CITIZENSHIP OR PLACE OF ORGANIZATION
      4
                                     UNITED STATES OF AMERICA

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
              NUMBER OF                           SOLE VOTING POWER
               SHARES                     5
        BENEFICIALLY OWNED BY                              351,666
                EACH
              REPORTING
             PERSON WITH
  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SHARED VOTING POWER
                                          6
                                                           80,000

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SOLE DISPOSITIVE POWER
                                          7
                                                           351,666

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SHARED DISPOSITIVE POWER
                                          8
                                                           80,000

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9
                                              431,666

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  (See Instructions)
     10                              [ ]


  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
                                              0.9%


  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     TYPE OF REPORTING PERSON  (See Instructions)
     12
                                              IN

  ---------------------------------- -----------------------------------------------------------------------------------------------

CUSIP NO.  016255101                                                                                      PAGE 4 OF 16 PAGES
  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     NAME OF REPORTING PERSONS
      1                              I.R.S. Identification Nos. of above Persons (Entities Only)

                                     G. ZACHARY GUND, individually, and as trustee for the Gordon Gund - G. Zachary Gund Generation
                                     Skipping Trust

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      2                                       (See Instructions)                                                     (a)   [_]
                                                                                                                     (b)   [X]

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     SEC USE ONLY
      3

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CITIZENSHIP OR PLACE OF ORGANIZATION
      4
                                     UNITED STATES OF AMERICA

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
              NUMBER OF                           SOLE VOTING POWER
               SHARES                     5
        BENEFICIALLY OWNED BY                              351,666
                EACH
              REPORTING
             PERSON WITH
  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SHARED VOTING POWER
                                          6
                                                           50,000

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SOLE DISPOSITIVE POWER
                                          7
                                                           351,666

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SHARED DISPOSITIVE POWER
                                          8
                                                           50,000

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9
                                              401,666

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  (See Instructions)
     10                              [ ]

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
                                              0.8%

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     TYPE OF REPORTING PERSON  (See Instructions)
     12
                                              IN

  ---------------------------------- -----------------------------------------------------------------------------------------------

CUSIP NO.  016255101                                                                                      PAGE 5 OF 16 PAGES
  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     NAME OF REPORTING PERSONS
      1                              I.R.S. Identification Nos. of above Persons (Entities Only)

                                     GORDON GUND, as trustee for the Dionis Trust

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      2                                       (See Instructions)                                                     (a)   [ ]
                                                                                                                     (b)   [X]

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     SEC USE ONLY
      3

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CITIZENSHIP OR PLACE OF ORGANIZATION
      4
                                     UNITED STATES OF AMERICA

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
              NUMBER OF                           SOLE VOTING POWER
               SHARES                     5
        BENEFICIALLY OWNED BY                              -0-
                EACH
              REPORTING
             PERSON WITH
  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SHARED VOTING POWER
                                          6
                                                           1,217,940

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SOLE DISPOSITIVE POWER
                                          7
                                                           -0-

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SHARED DISPOSITIVE POWER
                                          8
                                                           1,217,940

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9
                                              1,217,940

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  (See Instructions)
     10                              [ ]

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
                                              2.5%

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     TYPE OF REPORTING PERSON  (See Instructions)
     12
                                              IN

  ---------------------------------- -----------------------------------------------------------------------------------------------

CUSIP NO.  016255101                                                                                      PAGE 6 OF 16 PAGES
  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     NAME OF REPORTING PERSONS
      1                              I.R.S. Identification Nos. of above Persons (Entities Only)

                                     RICHARD T. WATSON, as trustee for the Gordon Gund - G. Zachary Gund Generation Skipping Trust
                                     and the Gordon Gund - Grant Gund Generation Skipping Trust

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      2                                       (See Instructions)                                                     (a)   [ ]
                                                                                                                     (b)   [X]

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     SEC USE ONLY
      3

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CITIZENSHIP OR PLACE OF ORGANIZATION
      4
                                     UNITED STATES OF AMERICA

  ---------------------------------- -----------------------------------------------------------------------------------------------
              NUMBER OF                           SOLE VOTING POWER
               SHARES                     5
        BENEFICIALLY OWNED BY                              -0-
                EACH
              REPORTING
             PERSON WITH
  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SHARED VOTING POWER
                                          6
                                                           100,000

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SOLE DISPOSITIVE POWER
                                          7
                                                           -0-

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SHARED DISPOSITIVE POWER
                                          8
                                                           100,000

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9
                                              100,000

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  (See Instructions)
     10                              [ ]

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
                                              0.2%

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     TYPE OF REPORTING PERSON  (See Instructions)
     12
                                              IN

  ---------------------------------- -----------------------------------------------------------------------------------------------


CUSIP NO.  016255101                                                                                      PAGE 7 OF 16 PAGES
  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     NAME OF REPORTING PERSONS
      1                              I.R.S. Identification Nos. of above Persons (Entities Only)

                                     REBECCA H. DENT, as trustee for the Gordon Gund - Grant Gund Generation Skipping Trust, the
                                     Gordon Gund - G. Zachary Gund Generation Skipping Trust, the Llura Blair Gund Gift Trust and
                                     the Grant Owen Gund Gift Trust

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      2                                       (See Instructions)                                                     (a)   [ ]
                                                                                                                     (b)   [X]

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     SEC USE ONLY
      3

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CITIZENSHIP OR PLACE OF ORGANIZATION
      4
                                     UNITED STATES OF AMERICA

  ---------------------------------- -----------------------------------------------------------------------------------------------
              NUMBER OF                           SOLE VOTING POWER
               SHARES                     5
        BENEFICIALLY OWNED BY                              -0-
                EACH
              REPORTING
             PERSON WITH
  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SHARED VOTING POWER
                                          6
                                                           130,000

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SOLE DISPOSITIVE POWER
                                          7
                                                           -0-

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SHARED DISPOSITIVE POWER
                                          8
                                                           130,000

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9
                                              130,000

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  (See Instructions)
     10                              [ ]

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
                                              0.3%

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     TYPE OF REPORTING PERSON  (See Instructions)
     12
                                              IN

  ---------------------------------- -----------------------------------------------------------------------------------------------


CUSIP NO.  016255101                                                                                      PAGE 8 OF 16 PAGES
  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     NAME OF REPORTING PERSONS
      1                              I.R.S. Identification Nos. of above Persons (Entities Only)

                                     GEORGE GUND III, as trustee for the Gordon Gund - Grant Gund Generation Skipping Trust and
                                     the Gordon Gund - G. Zachary Gund Generation Skipping Trust

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      2                                       (See Instructions)                                                     (a)   [ ]
                                                                                                                     (b)   [X]

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     SEC USE ONLY
      3

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CITIZENSHIP OR PLACE OF ORGANIZATION
      4
                                     UNITED STATES OF AMERICA

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
              NUMBER OF                           SOLE VOTING POWER
               SHARES                     5
        BENEFICIALLY OWNED BY                              -0-
                EACH
              REPORTING
             PERSON WITH
  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SHARED VOTING POWER
                                          6
                                                           100,000

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SOLE DISPOSITIVE POWER
                                          7
                                                           -0-

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SHARED DISPOSITIVE POWER
                                          8
                                                           100,000

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9
                                              100,000

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  (See Instructions)
     10                              [ ]

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
                                              0.2%

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     TYPE OF REPORTING PERSON  (See Instructions)
     12
                                              IN

  ---------------------------------- -----------------------------------------------------------------------------------------------

CUSIP NO.  016255101                                                                                      PAGE 9 OF 16 PAGES
  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     NAME OF REPORTING PERSONS
      1                              I.R.S. Identification Nos. of above Persons (Entities Only)

                                     GAIL BARROWS, as trustee for the Anna Barrows Beakey 1998 Trust and the Katharine Barrows
                                     Dadagian 1998 Trust

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      2                                       (See Instructions)                                                     (a)   [ ]
                                                                                                                     (b)   [X]

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     SEC USE ONLY
      3

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CITIZENSHIP OR PLACE OF ORGANIZATION
      4
                                     UNITED STATES OF AMERICA

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
              NUMBER OF                           SOLE VOTING POWER
               SHARES                     5
        BENEFICIALLY OWNED BY                              -0-
                EACH
              REPORTING
             PERSON WITH
  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SHARED VOTING POWER
                                          6
                                                           20,000

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SOLE DISPOSITIVE POWER
                                          7
                                                           -0-

  ---------------------------------- ------------ ----------------------------------------------------------------------------------
                                                  SHARED DISPOSITIVE POWER
                                          8
                                                           20,000

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9
                                              20,000

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  (See Instructions)
     10                              [ ]

  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
                                              0.04%


  ---------------------------------- -----------------------------------------------------------------------------------------------
                                     TYPE OF REPORTING PERSON  (See Instructions)
     12
                                              IN

  ---------------------------------- -----------------------------------------------------------------------------------------------

CUSIP NO.  016255101                                       PAGE 10 OF 16 PAGES

         ITEM 1.
                  (A)      NAME OF ISSUER:
                           Align Technology, Inc.

                  (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           851 Martin Avenue
                           Santa Clara, CA  95050


         ITEM 2.
                  (A)      NAME OF PERSONS FILING:

                  Pursuant to Rule 13d-1(k) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934 ("the EXCHANGE ACT"), the following persons ("the REPORTING PERSONS") identified below are filing in their individual capacity or their capacity as trustees of certain trusts, as indicated:

                  LLURA L. GUND, as trustee for the Dionis Trust, the Gordon Gund - Grant Gund Trust, the Gordon Gund - G. Zachary Gund Trust, the Anna Barrows Beakey 1998 Trust and the Katharine Barrows Dadagian 1998 Trust

                  GRANT GUND, individually, and as trustee for the Gordon Gund - Grant Gund Generation Skipping Trust, the Llura Blair Gund Gift Trust and the Grant Owen Gund Gift Trust

                  G. ZACHARY GUND, individually, and as trustee for the Gordon Gund - G. Zachary Gund Generation Skipping Trust

                  GORDON GUND, as trustee for the Dionis Trust

                  RICHARD T. WATSON, as trustee for the Gordon Gund - G. Zachary Gund Generation Skipping Trust and the Gordon Gund - Grant Gund Generation Skipping Trust

                  REBECCA H. DENT, as trustee for the Gordon Gund - Grant Gund Generation Skipping Trust, the Gordon Gund - G. Zachary Gund Generation Skipping Trust, the Llura Blair Gund Gift Trust and the Grant Owen Gund Gift Trust

                  GEORGE GUND III, as trustee for the Gordon Gund - Grant Gund Generation Skipping Trust and the Gordon Gund - G. Zachary Gund Generation Skipping Trust

                  GAIL BARROWS, as trustee for the Anna Barrows Beakey 1998 Trust and the Katharine Barrows Dadagian 1998 Trust

                  The Reporting Persons, in the aggregate, beneficially own 3,071,272 shares of Common Stock or 6.4% of the outstanding Common Stock of the Issuer based on 48,018,588 shares outstanding as of July 31, 2002 as reported in the Quarterly Report on Form 10-Q of the Issuer for the period ended June 30, 2002. Neither the fact of this filing nor anything contained herein shall be deemed to be an admission by any of the Reporting Persons that a group exists within the meaning of the Exchange Act.

                  (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE,
                           RESIDENCE:

                           The business address for each of the Reporting Persons is:

CUSIP NO.  016255101                                       PAGE 11 OF 16 PAGES

                           Gund Investment Corporation
                           14 Nassau Street
                           Princeton, NJ  08542

                  (C)      CITIZENSHIP:

                           All of the Reporting Persons are citizens of the United States.

                  (D)      TITLE OF CLASS OF SECURITIES:

                           All of the Reporting Persons beneficially own shares of Common Stock, $0.0001 par value, of the Issuer.

                  (E)      CUSIP NUMBER:

                           016255101

         ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO SECS.240.13D-1(b)
                  OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)      [ ]    Broker or dealer registered under Section 15
                                  of the Act (15 U.S.C. 78o);

                  (b)      [ ]    Bank as defined in Section 3(a)(6) of the
                                  Act (15 U.S.C. 78c);

                  (c)      [ ]    Insurance company as defined in Section
                                  3(a)(19) of the Act (15 U.S.C. 78c);

                  (d)      [ ]    Investment company registered under Section
                                  8 of the Investment Company Act of 1940
                                  (15 U.S.C. 80a-8);

                  (e)      [ ]    An investment adviser in accordance with
                                  Sec.240.13d-1(b)(1)(ii)(E);

                  (f)      [ ]    An employee benefit plan or endowment fund
                                  in accordance with Sec.240.13d-1(b)(1)(ii)(F);

                  (g)      [ ]    A parent holding company or control person
                                  in accordance with Sec.240.13d-1(b)(1)(ii)(G);

                  (h)      [ ]    A savings association as defined in Section
                                  3(b) of the Federal Deposit Insurance Act
                                  (12 U.S.C. 1813);

                  (i)      [ ]    A church plan that is excluded from the
                                  definition of an investment company under
                                  Section 3(c)(14) of the Investment Company
                                  Act of 1940 (15 U.S.C. 80a-3); or

                  (j)      [ ]    Group, in accordance with Sec.240.13d-1(b)
                                  (1)(ii)(J).

                  Not applicable.

         ITEM 4.  OWNERSHIP.

                  Pursuant to the Exchange Act and regulations thereunder, the Reporting Persons may be deemed as a group to have acquired beneficial ownership of 3,071,272 shares of Common Stock, which represents 6.4% of the outstanding Common Stock of the Issuer.

                  LLURA L. GUND may be deemed to have beneficial ownership in the aggregate of 2,237,940 shares of Common Stock, which constitutes 4.7% of the outstanding Common Stock of the Issuer. Of these shares, Llura L. Gund has sole power to vote and sole power to dispose of an aggregate of 1,000,000 shares of Common Stock by virtue of her position as the sole trustee of certain trusts as listed below and may be deemed to have shared power to vote and shared power to dispose of 1,237,940 of Common Stock by virtue of her position as co-trustee of certain trusts as listed below:

CUSIP NO.  016255101                                       PAGE 12 OF 16 PAGES

                  Gordon Gund - Grand Gund Trust (Ms. Gund serves as sole trustee)                  500,001

                  Gordon Gund - G. Zachary Gund Trust (Ms. Gund serves as sole trustee)             499,999

                  Dionis Trust (Ms. Gund serves as co-trustee with Gordon Gund)                   1,217,940

                  Anna Barrow Beakey 1998 Trust (Ms. Gund serves as co-trustee with
                           Gail Barrows)                                                             10,000

                  Katharine Barrows Dadagian 1998 Trust (Ms. Gund serves as co-trustee
                           with Gail Barrows)                                                        10,000

                  GRANT GUND may be deemed to have beneficial ownership in the aggregate of 431,666 shares of Common Stock, which constitutes 0.9% of the outstanding Common Stock of the Issuer. Of these shares, Grant Gund has sole power to vote and sole power to dispose of 351,666 shares of Common Stock by virtue of his individual ownership of such shares and may be deemed to have shared power to vote and shared power to dispose of 80,000 shares of Common Stock by virtue of his position as co-trustee of certain trusts as listed below:


                  Gordon Gund - Grant Gund Generation Skipping Trust (Mr. Grant Gund
                           serves as co-trustee with Richard T. Watson, Rebecca H. Dent and
                           George Gund III)                                                           50,000

                  Llura Blair Gund Gift Trust (Mr. Grant Gund serves as co-trustee with
                           Rebecca H. Dent)                                                           15,000

                  Grant Owen Gund Gift Trust (Mr. Grant Gund serves as co-trustee with
                           Rebecca H. Dent)                                                           15,000

                  G. ZACHARY GUND may be deemed to have beneficial ownership in the aggregate of 401,666 shares of Common Stock, which constitutes 0.8% of the outstanding Common Stock of the Issuer. Of these shares, G. Zachary Gund has sole power to vote and sole power to dispose of 351,666 shares of Common Stock by virtue of his individual ownership of such shares and may be deemed to have shared power to vote and shared power to dispose of 50,000 shares by virtue of his position as co-trustee with Richard T. Watson, Rebecca H. Dent and George Gund III of the Gordon Gund - G. Zachary Gund Generation Skipping Trust.

                  GORDON GUND, as co-trustee with Llura L. Gund for the Dionis Trust, may be deemed to have shared power to vote and shared power to dispose of 1,217,940 shares of Common Stock, which constitutes 2.5% of the outstanding Common Stock of the Issuer. In addition, he may be deemed to have beneficial ownership of the 1,020,000 shares beneficially owned by Llura L. Gund, his spouse, which represents 2.1% of the outstanding Common Stock of the Issuer. He disclaims beneficial ownership of these shares.

                  RICHARD T. WATSON, as co-trustee with Grant Gund, Rebecca H. Dent and George Gund III for the Gordon Gund - Grant Gund Generation Skipping Trust and as co-trustee with G. Zachary Gund, Rebecca H. Dent and George Gund III for the Gordon Gund - G. Zachary Gund Generation Skipping Trust, may be deemed to have shared power to vote and shared power to dispose of 50,000 shares of Common Stock owned by each trust, for an aggregate beneficial ownership of 100,000 shares of Common Stock, which constitutes 0.2% of the outstanding Common Stock of the Issuer.

                  REBECCA H. DENT may be deemed to have shared power to vote and shared power to dispose of an aggregate of 130,000 shares of Common Stock, which constitutes 0.3% of the outstanding Common Stock of the Issuer, by virtue of her position as co-trustee for certain trusts as indicated below:

                  Gordon Gund - Grant Gund Generation Skipping Trust (Ms. Dent serves as
                           co-trustee with Grant Gund Richard T. Watson and George Gund III)          50,000

CUSIP NO.  016255101                                       PAGE 13 OF 16 PAGES

                  Gordon Gund - G. Zachary Gund Generation Skipping Trust (Ms. Dent serves as co-trustee with G. Zachary Gund, Richard T. Watson and
                           George Gund III)                                                           50,000

                  Llura Blair Gund Gift Trust (Ms. Dent serves as co-trustee with Grant Gund)         15,000

                  Grant Owen Gund Gift Trust (Ms. Dent serves as co-trustee with Grant Gund)          15,000

                  GEORGE GUND III, as co-trustee with Grant Gund, Richard T. Watson and Rebecca H. Dent for the Gordon Gund - Grant Gund Generation Skipping Trust and as co-trustee with G. Zachary Gund, Richard T. Watson and Rebecca H. Dent for the Gordon Gund - G. Zachary Gund Generation Skipping Trust, may be deemed to have shared power to vote and shared power to dispose of 50,000 shares of Common Stock owned by each trust, for an aggregate beneficial ownership of 100,000 shares of Common Stock, which constitutes 0.2% of the outstanding Common Stock of the Issuer.

                  GAIL BARROWS, as co-trustee with Llura L. Gund for the Anna Barrows Beakey 1998 Trust and the Katharine Barrows Dadagian 1998 Trust, may be deemed to have shared power to vote and shared power to dispose of 10,000 shares of Common Stock owned by each trust, for an aggregate beneficial ownership of 20,000 shares of Common Stock, which constitutes 0.04% of the outstanding Common Stock of the Issuer.


         ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

                  Not applicable.


         ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.
                  Not applicable.


         ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                  Not applicable.


         ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. See Exhibit A.


         ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
                  Not applicable.


         ITEM 10. CERTIFICATIONS.      (See Instructions)

              By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing

CUSIP NO.  016255101                                       PAGE 14 OF 16 PAGES

     the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                              SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     Date:  September 24, 2002



                                             /s/ Gordon Gund*
                                             -----------------------------------
                                             Name:  Gordon Gund
                                             Attorney-in-Fact for the Reporting
                                             Persons

* The Power of Attorney authorizing Gordon Gund to act on behalf of the Reporting Persons is attached hereto as Exhibit B.

         ATTENTION:   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                      FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

CUSIP NO.  016255101                                       PAGE 15 OF 16 PAGES

                                    EXHIBIT A

                     IDENTIFICATION OF MEMBERS OF THE GROUP

         Pursuant to Rule 13d-1(c) under the Securities and Exchange Act of 1934, the members of the group making this joint filing are identified as follows:


LLURA L. GUND, as trustee for the Dionis Trust, the Gordon Gund - Grant Gund Trust, the Gordon Gund - G. Zachary Gund Trust, the Anna Barrows Beakey 1998 Trust and the Katharine Barrows Dadagian 1998 Trust

GRANT GUND, individually, and as trustee for the Gordon Gund - Grant Gund Generation Skipping Trust, the Llura Blair Gund Gift Trust and the Grant Owen Gund Gift Trust

G. ZACHARY GUND, individually, and as trustee for the Gordon Gund - G. Zachary Gund Generation Skipping Trust

GORDON GUND, as trustee for the Dionis Trust

RICHARD T. WATSON, as trustee for the Gordon Gund - G. Zachary Gund Generation Skipping Trust and the Gordon Gund - Grant Gund Generation Skipping Trust

REBECCA H. DENT, as trustee for the Gordon Gund - Grant Gund Generation Skipping Trust, the Gordon Gund - G. Zachary Gund Generation Skipping Trust, the Llura Blair Gund Gift Trust and the Grant Owen Gund Gift Trust

GEORGE GUND III, as trustee for the Gordon Gund - Grant Gund Generation Skipping Trust and the Gordon Gund - G. Zachary Gund Generation Skipping Trust

GAIL BARROWS, as trustee for the Anna Barrows Beakey 1998 Trust and the Katharine Barrows Dadagian 1998 Trust

CUSIP NO.  016255101                                       PAGE 16 OF 16 PAGES

                                    EXHIBIT B

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Gordon Gund and Theodore W. Baker, and each of them, as the true and lawful attorney or attorneys-in-fact, with full power of substitution and revocation, for the undersigned and in the name, place and stead of the undersigned, in any and all capacities, to execute, on behalf of the undersigned, any and all statements or reports under Section 13 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), with respect to the beneficial ownership of Common Stock, par value $0.0001 per share, of Align Technology, Inc., a Delaware corporation, including, without limitation, all statements on Schedule 13G and all amendments thereto and any and all other documents that may be required, from time to time, to be filed with the Securities and Exchange Commission (the "COMMISSION"), to execute any and all amendments or supplements to any such statements or forms and file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting to said attorney or attorneys-in-fact full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney or attorneys-in-fact or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned acknowledges that the foregoing attorneys-in-fact, and each of them, in serving in such capacity at the request of the undersigned, are not assuming any of the responsibilities of the undersigned to comply with Section 13 of the Exchange Act or any other legal requirement. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

         This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original with respect to the person executing it.

         Dated as of this 24th day of September 2002.





 /s/ Llura L. Gund                                /s/ Rebecca H. Dent
--------------------------------------------     ---------------------------------------------
Llura L. Gund, as trustee for the Dionis         Rebecca H. Dent, as trustee for the Gordon
Trust, the Gordon Gund - Grant Gund Trust,       Gund - Grant Gund Generation Skipping Trust,
the Gordon Gund - G. Zachary Gund Trust, the     the Gordon Gund - G. Zachary Gund Generation
Anna Barrows Beakey 1998 Trust and the           Skipping Trust, the Llura Blair Gund Gift
Katharine Barrows Dadagian 1998 Trust            Trust and the Grant Owen Gund Gift Trust


 /s/ Grant Gund                                   /s/ George Gund III
--------------------------------------------     ---------------------------------------------
Grant Gund, individually, and as trustee for     George Gund III, as trustee for the Gordon
the Gordon Gund - Grant Gund Generation          Gund - Grant Gund Generation Skipping Trust
Skipping Trust, the Llura Blair Gund Gift        and the Gordon Gund - G. Zachary Gund
Trust and the Grant Owen Gund Gift Trust         Generation Skipping Trust


 /s/ G. Zachary Gund                              /s/ Gail Barrows
--------------------------------------------     ---------------------------------------------
G. Zachary Gund, individually, and as trustee    Gail Barrows, as trustee for the Anna Barrows
for the Gordon Gund - G. Zachary Gund            Beakey 1998 Trust and the Katharine Barrows
Generation Skipping Trust                        Dadagian 1998 Trust


 /s/ Richard T. Watson                            /s/ Gordon Gund
--------------------------------------------     ---------------------------------------------
Richard T. Watson, as trustee for the Gordon     Gordon Gund, as trustee for the Dionis Trust
Gund - G. Zachary Gund Generation Skipping
Trust and the Gordon Gund - Grant Gund
Generation Skipping Trust
